EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-___) and related Prospectus of U.S. Bancorp for the registration of debt securities (both senior and subordinated), preferred stock, depository shares, common stock, debt warrants, equity warrants and units, capital securities of USB Capital VII, VIII, IX, X, XI, XII, XIII, XIV, XV and XVI, severally, and junior subordinated debt securities and guarantees of the capital securities issued severally by USB Capital VII, VIII, IX, X, XI, XII, XIII, XIV, XV and XVI and to the incorporation by reference therein of our reports dated February 18, 2005, with respect to the consolidated financial statements of U.S. Bancorp, U.S. Bancorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of U.S. Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

April 29, 2005
Minneapolis, Minnesota